Exhibit (a)(1)(viii)

No securities tendered to the Offer (as defined below) will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised, by the Offeror or any person acting jointly or in concert with the Offeror) have been tendered to the Offer, (b) the minimum deposit period under the applicable securities laws has elapsed, and (c) any and all other conditions of the Offer have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the Offer in accordance with applicable securities laws and extend the Offer for an additional minimum period of ten days to allow for further deposits of securities.

This document is important and requires your immediate attention. It should be read in conjunction with the Original Offer to Purchase and Circular. If you are in doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor. If you have any questions, please contact Kingsdale Advisors, the Information Agent and Depositary in connection with the Offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com. To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com.

Neither this document nor the Original Offer to Purchase and Circular has been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

Neither this document nor the Original Offer to Purchase and Circular constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such state to be designated by Offeror.

February 24, 2022

SECOND NOTICE OF EXTENSION

by 2869889 Ontario Inc., an indirect, wholly-owned subsidiary of

Viston United Swiss AG

in respect of the

OFFER TO PURCHASE

all of the issued and outstanding Common Shares

of

Petroteq Energy Inc.

at a price of $0.74 in cash per Common Share

2869889 Ontario Inc. (the “Offeror”), an indirect, wholly-owned subsidiary of Viston United Swiss AG (“Viston”), has prepared this Second Notice of Extension (the “Second Notice of Extension”) and hereby gives notice that it is further extending the Expiry Time set forth in the offer to purchase dated October 25, 2021 (the “Original Offer to Purchase”), as modified by the notice of variation and extension dated February 1, 2022 (the “First Notice of Variation and Extension”), on the terms and subject to the conditions of the Offer, all of the issued and outstanding common shares (the “Common Shares”) of Petroteq Energy Inc. (“Petroteq”), which includes any Common Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as amended by this Second Notice of Extension) upon the exercise, exchange or conversion of the Options (as defined in the Offer), the Warrants (as defined in the Offer), the Convertible Debentures (as defined in the Offer) and any securities of Petroteq that are exercisable or exchangeable for or convertible into Common Shares after the date hereof, but before the Expiry Time. The Original Offer to Purchase, as modified by the First Notice of Variation and Extension and this Second Notice of Extension, is referred to herein as the “Offer”).

The Offer has been extended and now remains open for acceptance until 5:00 p.m. (Toronto time) on April 14, 2022 (the “Expiry Time”), unless the Offer is further extended, accelerated or withdrawn by the Offeror in accordance with its terms.

This Second Notice of Extension should be read in conjunction with the Original Offer to Purchase and the accompanying take-over bid circular dated October 25, 2021 (the “Original Circular” and together with the Original Offer to Purchase as modified by the First Notice of Variation and Extension, the “Original Offer to Purchase and Circular”). The Original Offer to Purchase and Circular and this Second Notice of Extension together constitute the “Offer to Purchase and Circular”. Except as otherwise set forth in this Second Notice of Extension, the terms and conditions previously set forth in the Original Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects. All references to the “Offer” in the Original Offer to Purchase and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Second Notice of Extension mean the Original Offer to Purchase as amended and extended thereby and hereby, and all references in such documents to the “Circular” or the “Offer to Purchase and Circular” mean the Original Circular or Original Offer to Purchase and Circular as amended thereby and hereby. Unless the context requires otherwise, capitalized terms used in this Second Notice of Extension but not defined herein that are defined in the Original Offer to Purchase and Circular have the respective meanings ascribed thereto in the Original Offer to Purchase and Circular.

Shareholders who have validly deposited and not withdrawn their Common Shares need to take no further action to accept the Offer and receive the Offer price of $0.74 per Common Share. Shareholders who wish to accept the Offer must properly complete and execute the original Letter of Transmittal (printed on YELLOW paper) and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Common Shares and all other required documents, with the Depositary at its office in Toronto, Ontario specified in the original Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Shareholders holding Common Shares in certificated form are advised to contact the Depositary prior to sending their Letter of Transmittal and certificates in order to confirm documentation that will be required to validly accept such tenders. Alternatively, Shareholders may accept the Offer by following the procedures for: (i) book-entry transfer of Common Shares set out in Section 3 of the Original Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (ii) guaranteed delivery set out in Section 3 of the Original Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the original Notice of Guaranteed Delivery (printed on PINK paper), or a manually executed facsimile thereof. The original Letter of Transmittal and original Notice of Guaranteed Delivery shall be deemed to be amended to reflect the terms and conditions of the Original Offer to Purchase, as amended by the First Notice of Variation and Extension and this Second Notice of Extension. Shareholders wishing to deliver documents by hand should contact the Depositary to make arrangements for such delivery and comply with COVID-19 protocols then in effect.

Shareholders whose Common Shares are registered in the name of an investment dealer, bank, trust company or other intermediary should immediately contact that intermediary for assistance if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Questions and requests for assistance may be directed to the Depositary and Information Agent, whose contact details are provided on the back cover of this document. To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary and Information Agent and are available on SEDAR at www.sedar.com and from the United States Securities and Exchange Commission (the “SEC”) at www.sec.gov. Website addresses are provided for informational purposes only and no information contained on, or accessible from, such websites are incorporated by reference herein unless expressly incorporated by reference.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror or the Depositary and Information Agent.

All cash payments under the Offer will be made in Canadian dollars. However, a Shareholder can elect to receive payment in U.S. dollars by checking the appropriate box in the Letter of Transmittal, in which case such Shareholder will have acknowledged and agreed that, in respect of the cash payment under the Offer, the exchange rate for one Canadian dollar expressed in U.S. dollars will be based on the exchange rate available to the Depositary at its typical banking institution on the date the funds are converted.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

Shareholders in the United States should be aware that the disposition of Common Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Shareholders are encouraged to consult their tax advisors. See “Certain Canadian Federal Income Tax Considerations” in Section 16 of the Original Circular and “Certain United States Federal Income Tax Considerations” in Section 17 of the Original Circular.

The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of the Province of Ontario, that some or all of its officers and directors may be residents of jurisdictions outside the United States, that the Depositary and Information Agent for the Offer and some or all of the experts named herein may be residents of jurisdictions outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States.

THE OFFEROR HAS FILED WITH THE SEC A TENDER OFFER STATEMENT ON SCHEDULE TO, AND EXPECTS TO MAIL THIS SECOND NOTICE OF EXTENSION TO SHAREHOLDERS CONCERNING THE OFFER. SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT, ORIGINAL OFFER TO PURCHASE AND CIRCULAR, SECOND NOTICE OF EXTENSION AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN THE DOCUMENTS FREE OF CHARGE AT THE SEC’S WEBSITE, WWW.SEC.GOV. IN ADDITION, DOCUMENTS FILED WITH THE SEC BY THE OFFEROR WILL BE AVAILABLE FREE OF CHARGE FROM THE OFFEROR. YOU SHOULD DIRECT REQUESTS FOR DOCUMENTS TO THE DEPOSITARY AND INFORMATION AGENT, KINGSDALE ADVISORS, THE EXCHANGE TOWER, 130 KING ST W, SUITE #2950, TORONTO, ONTARIO, M5X 1K6, CANADA, TELEPHONE IN NORTH AMERICA TOLL-FREE: 1-866-581-1024. TO OBTAIN TIMELY DELIVERY, SUCH DOCUMENTS SHOULD BE REQUESTED NOT LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRY DATE.

NOTICE TO HOLDERS OF OPTIONS, WARRANTS, CONVERTIBLE DEBENTURES AND OTHER CONVERTIBLE SECURITIES

The Offer is being made only for Common Shares and is not made for any convertible securities (including, without limitation, Options, Warrants and Convertible Debentures). Holders of Options, Warrants, Convertible Debentures or other convertible securities who wish to accept the Offer must, to the extent permitted by the terms of the security and applicable Law, exercise, exchange or convert the convertible securities in order to obtain certificate(s) representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such convertible securities will have certificates representing the Common Shares received on such exercise, exchange or conversion available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Original Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The tax consequences to holders of Convertible Securities of exercising or converting such securities are not described in either Section 16 of the Original Circular, “Certain Canadian Federal Income Tax Considerations” or in Section 17 of the Original Circular, “Certain United States Federal Income Tax Considerations”. Holders of Convertible Securities should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision as to whether to exercise or convert their Convertible Securities.

CURRENCY

All references to “$” in the Offer to Purchase and Circular mean Canadian dollars, except where otherwise indicated. On October 22, 2021, the daily average exchange rate published by the Bank of Canada for U.S. dollars was US$1.00 = $1.2357. On February 23, 2022, the daily average exchange rate published by the Bank of Canada for U.S. dollars was US$1.00 = $1.2718.

SECOND NOTICE OF EXTENSION

February 24, 2022

TO:    THE HOLDERS OF COMMON SHARES OF PETROTEQ

This Second Notice of Extension supplements the Original Offer to Purchase and Circular.

As set out in this Second Notice of Extension, the Offeror has extended the Expiry Time of the Offer to 5:00 p.m. (Toronto Time) on April 14, 2022.

Except as otherwise set forth in this Second Notice of Extension, the terms and conditions previously set forth in the Original Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects. This Second Notice of Extension should be read in conjunction with the Original Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

All references to the “Offer” in the Original Offer to Purchase and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Second Notice of Extension mean the Original Offer to Purchase as amended and extended thereby and hereby, and all references in such documents to the “Circular” or the “Offer to Purchase and Circular” mean the Original Circular or the Original Offer to Purchase and Circular as amended thereby and hereby. Unless the context requires otherwise, capitalized terms used in this Second Notice of Extension but not defined herein that are defined in the Original Offer to Purchase and Circular have the respective meanings ascribed thereto in the Original Offer to Purchase and Circular.

1.	Time for Acceptance – Extension of the Offer

The Offeror has extended the Expiry Time of the Offer from 5:00 p.m. (Toronto time) on February 28, 2022 to 5:00 p.m. (Toronto time) on April 14, 2022, unless the Offer is further extended, accelerated or withdrawn by the Offeror.

Accordingly, the definition of “Expiry Time” in the Original Offer to Purchase and Circular is deleted in its entirety and replaced with the following definition:

“Expiry Time” means 5:00 p.m. (Toronto time) on April 14, 2022, or such earlier or later time or times, and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”;

The Offer has been extended in order to allow additional time for the Offeror to obtain the CFIUS Clearance (as defined and discussed further below under Section 6(b) – “Recent Developments – Regulatory Matters”).

In addition, all references to the “initial deposit period” in the Original Offer to Purchase and Circular shall take into account this extension of the Expiry Time beyond 105 days and all references to “5:00 p.m. (Toronto time) on February 28, 2022” in the Letter of Transmittal and Notice of Guaranteed Delivery are deemed to be deleted in their entirety and replaced with “5:00 p.m. (Toronto time) on April 14, 2022”.

If the Statutory Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up the Common Shares deposited under the Offer, the Offeror will make a public announcement of the foregoing matters and extend the period during which Common Shares may be deposited and tendered to the Offer for a period of not less than ten days after the date of such announcement. See Section 5 of the Original Offer to Purchase, “Extension, Variation or Change in the Offer”. Shareholders who have validly deposited and not withdrawn their Common Shares need to take no further action to accept the Offer.

2.	Manner of Acceptance

Common Shares may be deposited under the Offer in accordance with the provisions set out in Section 3 of the Original Offer to Purchase, “Manner of Acceptance”.

3.	Conditions of the Offer

All conditions contained in Section 4 of the Original Offer to Purchase, “Conditions of the Offer” (as amended by the First Notice of Variation and Extension) remain unchanged.

4.	Take-Up of and Payment for Deposited Common Shares

If, at the expiry of the initial deposit period, the Statutory Minimum Condition has been satisfied and all of the other conditions described in Section 4 of the Original Offer to Purchase, “Conditions of the Offer” (as amended by the First Notice of Variation Extension), have been satisfied or waived by the Offeror, the Offeror will immediately take up the Common Shares validly deposited under the Offer and not withdrawn. The Offeror will pay for Common Shares taken up under the Offer promptly but, in any event, not later than two business days after the Common Shares are taken up. In accordance with applicable Law, if the Offeror is obligated to take up such Common Shares, the Offeror will extend the period during which Common Shares may be deposited under the Offer for an additional period of at least ten days following the expiry of the initial deposit period (the “mandatory 10–day extension period”) and may further extend the deposit period after the expiration of the mandatory 10-day extension period (“Optional Extension Periods”). The mandatory 10-day extension period and any Optional Extension Periods will constitute a “subsequent offering period” under Rule 14d-11 under the U.S. Exchange Act of 1934. The Offeror will take up and promptly pay for Common Shares deposited under the Offer during the mandatory 10-day extension period and any Optional Extension Period.

5.	Withdrawal of Deposited Common Shares

Shareholders have the right to withdraw Common Shares deposited under the Offer in the circumstances and in the manner set out in Section 7 of the Original Offer to Purchase, “Withdrawal of Deposited Common Shares”.

6.	Recent Developments

(a)	First Notice of Variation and Extension

On February 1, 2022, the Offeror announced and filed the First Notice of Variation and Extension varying certain conditions to the Original Offer to Purchase and extending the time for acceptance of the Original Offer to Purchase until 5:00 p.m. (Toronto time) on February 28, 2022.

The changes to the conditions to the Original Offer to Purchase arose from (i) comments received by the Offeror in a comment letter from the United States Securities and Exchange Commission, and (ii) changes made by Petroteq to the capitalization of Petroteq other than pursuant to the exercise or conversion of the Options, Warrants or the principal amount of the Convertible Debentures (each as defined in the Original Offer to Purchase), in contravention of one of the Offeror’s conditions to the Original Offer to Purchase.

(b)	Regulatory Matters

HSR Approval and ICA Clearance

On February 9, 2022, the Offeror announced the completion of two key regulatory milestones in respect of the Offer:

(i)

The expiry of the Hart-Scott-Rodino Act (“HSR Act”) waiting period, constituting the HSR Approval (as defined in the Offer to Purchase and Circular). The HSR Act is a key U.S. antitrust act that enables the Federal Trade Commission (“FTC”) and Department of Justice (“DOJ”) to review proposed merger transactions by requiring the parties to observe a waiting period before closing their transaction.

(ii)

The lapse of the initial review period under the Investment Canada Act (the “ICA”) without any national security related notice being issued, constituting the ICA Clearance (as defined in the Offer to Purchase and Circular). The ICA regulates foreign investment in Canada.

Update Regarding CFIUS Filings

On January 6, 2021, the Offeror made a voluntary declaration filing (the “CFIUS Declaration”) with the Committee on Foreign Investment in the United States (“CFIUS”), a group of Cabinet-level officials in the U.S. government who are authorized to review certain transactions involving foreign investment in the United States, in order to determine the effect of such transactions on the national security of the United States. The CFIUS Declaration was made for the purpose of securing a clearance by CFIUS (the “CFIUS Clearance”) that the Offeror’s acquisition of Common Shares pursuant to the Offer, and any subsequent second-step acquisition by the Offeror of any Common Shares not acquired by it pursuant to the Offer (the “Transactions”), which CFIUS Clearance may be given by any of the following: (i) written notice from CFIUS that the Transactions do not constitute a “covered transaction” under relevant government regulations; (ii) written notice from CFIUS that it has completed its assessment, review, or investigation of the Transactions and has concluded all action under Section 721 of the U.S. Defense Production Act of 1950, as amended (the “DPA”); or (iii) an announcement by the President of the United States, made within the period required by the DPA, of a decision not to take any action to suspend or prohibit the Transactions.

Under the DPA, the U.S. President may take such action as appropriate to suspend or prohibit any covered transaction that threatens to impair U.S. national security where no other adequate and appropriate means are available to address the threat. The President has vast power to review and investigate a covered transaction. The President may direct the Attorney General of the United States to seek appropriate relief, including divestment relief, in the district courts of the United States, in order to implement and enforce this power under the DPA. The only statutory means to cut-off the Presidential power is for parties to a covered transaction to receive CFIUS Clearance.

Despite the Offeror’s request that Petroteq jointly submit the CFIUS Declaration to CFIUS with the Offeror, Petroteq declined to do so, and the Offeror submitted the CFIUS Declaration on the basis of information about Petroteq available to the Offeror. During an assessment period that expired on February 11, 2022, the Offeror responded to various requests to provide information relating to (among other things), Petroteq, the Offer, Viston and the Offeror. Following the expiration of the assessment period, CFIUS notified the Offeror that it was unable to complete action under Section 721 of the DPA and grant a CFIUS Clearance on the basis of the CFIUS Declaration.

One of the conditions to the Offer is that all government or regulatory consents, authorizations, waivers, permits, reviews, orders, rulings, decisions, approvals, clearances or exemptions or other third party approvals, that are necessary or desirable, in the Offeror’s reasonable judgment, to complete the Offer and the acquisition of Common Shares, and/or to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, or to prevent the occurrence of a Material Adverse Effect as a result of the completion of the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction, shall have been obtained or concluded on terms and conditions satisfactory to the Offeror in its reasonable judgment, and/or all regulatory notice, waiting or suspensory periods (including any extensions thereof) in respect of the foregoing shall have expired or been terminated or waived.

Given the significance of an adverse determination by CFIUS on the Offeror’s ability to complete the Offer, and/or to complete a Compulsory Acquisition or Subsequent Acquisition Transaction (including the possibility of CFIUS requiring a subsequent divestiture by the Offeror following the completion of the Offer and/or a subsequent Compulsory Acquisition or Subsequent Acquisition Transaction), the Offeror, in its reasonable judgment, is requiring that the CFIUS Clearance be obtained as a condition to completing the Offer.

Accordingly, Viston and the Offeror have determined to file a joint voluntary notice (the “CFIUS Notice”) with CFIUS seeking a CFIUS Clearance. Viston and the Offeror have commenced the preparation of the CFIUS Notice with an objective of submitting it on an expedited basis, which will commence a 45-day review period.

Given the additional time required in order to pursue the CFIUS Clearance, the Offer has been extended as set out and discussed above under Section 1 – “Time for Acceptance – Extension of the Offer”.

(c)	Communications Between Petroteq and the Offeror

On February 7, 2022, Canadian legal counsel to Viston and the Offeror, at its client’s request, sent an email communication to Petroteq’s Canadian legal counsel seeking its assistance in scheduling a meeting between Viston and Petroteq’s board of directors to discuss next steps.

On February 9, 2022, in response to Petroteq’s Canadian legal counsel’s request for certain information prior to arranging such a meeting, Canadian legal counsel to Viston and the Offeror, at its client’s request, provided Petroteq’s Canadian legal counsel with a copy of an advice issued by Royal Bank of Scotland on February 7, 2022 (the “Bank Advice”).

On February 10, 2022, Petroteq publicly disclosed that it had received the aforementioned Bank Advice, and that the Bank Advice included confirmation by Uniexpress Investment Holdings PLC that EUR420 million are irrevocably blocked and are reserved in favour of the receiving bank’s client, Kingsdale Advisors, for a period of 45 days from the date of the Bank Advice. Kingsdale Advisors is the Information Agent and Depositary in connection with the Offer.

As of the date of this Second Notice of Extension, Canadian legal counsel to Viston and the Offeror, at its client’s request, was continuing to seek assistance from Petroteq’s Canadian legal counsel to schedule a meeting between Viston and Petroteq’s board of directors to discuss next steps, including with respect to Petroteq assistance required for the CFIUS Clearance.

(d)	Changes in Petroteq Share Capital

As previously indicated, the Offer is being made only for Common Shares and is not made for any Options, Warrants or Convertible Debentures or other convertible securities.

Since the commencement of the Offer, Petroteq has disclosed the issuance of additional Common Shares, as well as convertible securities and/or contractual obligations to issue additional Common Shares. In particular, and based solely on information contained in Petroteq’s quarterly report on Form 10-Q for the quarter ended November 30, 2021 as filed with the SEC and on SEDAR on January 19, 2022 (the “Form 10-Q”), as of November 30, 2021:

a)	646,053,821 Common Shares were issued and outstanding;

b)	70,371,047 Common Shares were issuable upon the exercise of share purchase warrants;

c)	7,250,000 Common Shares were issuable upon the exercise of stock options;

d)	44,116,827 Common Shares were issuable upon the conversion of convertible securities; and

e)	25,785,869 Common Shares were issuable pursuant to contractual obligations to issue securities.

Additionally, based solely on the cover page of the Form 10-Q, the number of Common Shares outstanding as of January 18, 2022 was 646,053,821.

Pursuant to the First Notice of Extension and Variation, the Offeror waived certain breaches of the No Change in Capitalization Condition (as defined in the First Notice of Extension and Variation) by Petroteq, solely with respect to changes in the capitalization of Petroteq as were accurately and fully reflected in its 10-Q, provided that there are no further changes to its capitalization, including any determination by the Offeror, acting in its reasonable discretion, that the number of issued and outstanding Common Shares on a Fully-Diluted Basis immediately prior to the Expiry Time exceeds 795,000,000.

However, based on information provided by Kingsdale Advisors (the Depositary and Information Agent for the Offer), in January of 2022, pursuant to an irrevocable election to convert a convertible debenture, Petroteq converted US$200,000 of principal owing pursuant to a convertible debenture into 5,405,405 Common Shares at a conversion price of US$0.037 per share. This was contrary to Petroteq’s publicly available information, which indicated that such convertible debenture had been amended to reflect a conversion price of US$0.0475 such that a total of 4,210,526 Common Shares would be issued upon conversion. As a result, as of the date of conversion of such convertible debenture and the resulting issuance of the 5,405,405 Common Shares, an additional 1,194,879 Common Shares were issued and outstanding.

Furthermore, on February 12, 2022, Petroteq announced the closing of a US$750,000 subscription for 6,250,000 units at a price of US$0.12 per unit (originally announced by Petroteq on August 4, 2021). According to Petroteq, each unit consisted of (i) one Common Share, and (ii) one transferable share purchase warrant, with each warrant entitling the holder thereof to acquire one additional Common Share at a price of US$0.128 per share for a period of twenty-four (24) months.

Accordingly, regardless of Petroteq Board or TSX-V approval, assuming the exercise or conversion of all Convertible Securities (including, without limitation, any “out-of-the-money” Convertible Securities) and upon issuance of Common Shares issuable pursuant to contractual obligations, the Offeror currently estimates that, as of the date of this Second Notice of Extension, there are approximately 794,772,443 Common Shares on a Fully-Diluted Basis. As indicated in the First Notice of Variation and Extension, it is a condition of the Offer that the number of issued and outstanding Common Shares on a Fully-Diluted Basis immediately prior to the Expiry Time must not exceed 795,000,000 Common Shares.

7.	Amendments and Variation to Offer Documents

The Original Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are hereby amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Second Notice of Extension.

8.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at Law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

9.	Directors’ Approval

The contents of this Second Notice of Extension have been approved, and the sending of this Second Notice of Extension to the Shareholders and holders of Convertible Securities have been authorized, by the sole director of the Offeror and the sole director of Viston.

10.	U.S. Exchange Act Requirements

Petroteq is subject to the information requirements of the U.S. Exchange Act and, in accordance with the U.S. Exchange Act, files reports and other information with the SEC. Petroteq’s U.S. Exchange Act reports and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operations and location of the public reference facilities of the SEC. Copies of the material the Offeror and Petroteq file with the SEC may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that the Offeror and Petroteq file or furnish electronically.

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CERTIFICATE OF 2869889 ONTARIO INC.

The foregoing, together with the Original Offer to Purchase and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: February 24, 2022.

(signed) “Zbigniew Roch”		(signed) “Reinhard Paul”
Zbigniew Roch Chief Executive Officer		Reinhard Paul Chief Financial Officer

(signed) “Zbigniew Roch”
Zbigniew Roch Sole Director

CERTIFICATE OF VISTON UNITED SWISS AG

The foregoing, together with the Original Offer to Purchase and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: February 24, 2022.

(signed) “Zbigniew Roch”	(signed) “Zbigniew Roch”
Zbigniew Roch Sole Director	Zbigniew Roch President (Sole Officer)

The Depositary and Information Agent for the Offer is:

Kingsdale Advisors The Exchange Tower 130 King St W, Suite #2950 Toronto, ON M5X 1K6	North America Toll-Free: 1-866-581-1024 Outside North America: 1-416-867-2272 Email: contactus@kingsdaleadvisors.com

Questions and requests for assistance may be directed to the Depositary and Information Agent at the telephone numbers and location set out above. To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com.